Exhibit 99.1

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Johnson & Johnson Announces Definitive Agreement to Acquire Cougar Biotechnology, Inc.

Access to Late-Stage, First-in-Class Prostate Cancer Treatment Strengthens Presence in Oncology

New Brunswick, N.J., and Los Angeles, Calif. — May 21, 2009 – Johnson & Johnson (NYSE: JNJ) and Cougar Biotechnology, Inc. (NASDAQ: CGRB), a development stage biopharmaceutical company with a specific focus on oncology, today announced a definitive agreement whereby Cougar Biotechnology will be acquired for approximately $1 billion in a cash tender offer.

Cougar Biotechnology, which has compounds in development for the treatment of prostate cancer, as well as breast cancer and multiple myeloma, will work with Ortho Biotech Oncology Research & Development, a unit of Centocor Research & Development, Inc., a Johnson & Johnson company.

Under the terms of the agreement, Johnson & Johnson will initiate a tender offer, through a new wholly-owned subsidiary, to purchase all outstanding shares of Cougar Biotechnology at $43 per share. The tender offer is conditioned on the tender of a majority of the outstanding shares of Cougar Biotechnology’s common stock. The closing is conditioned on clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The $0.97 billion estimated net value of the transaction is based on Cougar Biotechnology’s 20.8 million shares outstanding, net of estimated cash on hand at closing. The boards of directors of both Johnson & Johnson and Cougar Biotechnology have approved the transaction.

Cougar Biotechnology is currently conducting two Phase III trials for abiraterone acetate, a late stage, first-in-class compound for the treatment of prostate cancer. The first Phase III trial is testing abiraterone acetate in patients with metastatic, castration-resistant prostate cancer who have progressed after docetaxel-based chemotherapy has failed. The second Phase III trial is studying abiraterone acetate in patients with metastatic, castration-resistant prostate cancer who have yet to receive chemotherapy. One in six men will be diagnosed with prostate cancer in his lifetime, and the disease accounts for 10 percent of cancer-related deaths in the United States.

“The acquisition of Cougar Biotechnology with its talented team will strengthen our growing capabilities toward a leadership position in the global oncology market,” said William N. Hait, M.D., Ph.D., Global Therapeutic Head, Oncology, Ortho Biotech Oncology Research & Development. “We are developing new treatments that we anticipate will change the course of cancer treatment by targeting the tumor and its microenvironment and thereby will provide a meaningful difference in the lives of millions of patients worldwide.”

Alan H. Auerbach, Chief Executive Officer, President and Founder of Cougar Biotechnology, said, “Since the founding of Cougar approximately six years ago, our employees have been relentlessly dedicated to the development of innovative oncology drugs and the creation of shareholder value. We believe that this transaction strongly positions abiraterone acetate for future success with a leading healthcare company that has the expertise, resources, dedication and motivation to deliver it to the cancer patients who need it.”

Upon closing, the transaction is expected to have a dilutive impact to Johnson & Johnson’s 2009 earnings per share of approximately $.02 to $.03. The transaction is expected to close in the third quarter of 2009.

About Johnson & Johnson

Caring for the world, one person at a time .. . . inspires and unites the people of Johnson & Johnson. We embrace research and science — bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 119,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

About Ortho Biotech Oncology Research & Development

Ortho Biotech Oncology Research & Development, a unit of Centocor Research & Development, Inc., a Johnson & Johnson company, is a research and development organization dedicated to oncology, hematology and supportive care. It partners closely with Centocor Ortho Biotech Products, L.P. and Janssen-Cilag companies worldwide to bring oncology treatments and supportive medicines to patients around the world.

About Cougar Biotechnology, Inc.

Cougar Biotechnology is a Los Angeles-based biotechnology company, established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar Biotechnology’s oncology portfolio includes abiraterone acetate (CB7630), an orally available targeted inhibitor of the steroidal enzyme known as 17-alpha hydroxylase/C17,20 lyase, which is currently being studied in two Phase III clinical trials in prostate cancer and a Phase I/II trial in breast cancer; noscapine (CB3304), an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and seocalcitol (CB1089), an analog of vitamin D, which has been clinically tested in a number of solid tumor types. Further information about Cougar Biotechnology can be found at www.cougarbiotechnology.com.

(This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s, Centocor Research & Development’s and Cougar Biotechnology’s expectations and projections. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; the tender of a majority of the outstanding shares of common stock of Cougar Biotechnology; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, and Cougar Biotechnology, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as other subsequent filings. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.cougarbiotechnology.com or on request from Johnson & Johnson or Cougar Biotechnology. None of Johnson & Johnson, Centocor Research & Development or Cougar Biotechnology undertakes to update any forward-looking statements as a result of new information or future events or developments.)

Additional Information

The tender offer described in this release has not yet commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Johnson & Johnson will cause a new wholly-owned subsidiary, Kite Merger Sub, Inc., to file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (SEC). Investors and Cougar Biotechnology stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Cougar Biotechnology with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Johnson & Johnson at www.jnj.com, or Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attn: Corporate Secretary’s Office.